UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

     FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2016 (November 15, 2016)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices)           (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment and Restatement of Blue Label Telecoms Limited Subscription Agreement and Extension of RMB Guarantee

As previously disclosed, on October 4, 2016, Net 1 UEPS Technologies, Inc. (‘Net1”), through one of its subsidiaries, Net1 Applied Technologies South Africa Proprietary Limited (“Net1 SA”), entered into a Subscription Agreement (the “Blue Label Subscription Agreement”) with Blue Label Telecoms Limited (“Blue Label”), a JSE-listed company which is a leading provider of prepaid electricity and airtime in South Africa. Pursuant to the Blue Label Subscription Agreement, Net1 SA will subscribe for approximately 117.9 million ordinary shares of Blue Label at a price of ZAR 16.96 per share, for an aggregate price of ZAR 2.0 billion.

As previously disclosed, on October 20, 2016, Net1 SA and Blue Label signed an addendum to the Blue Label Subscription Agreement which, among other things, established the subscription date and required FirstRand Bank Limited (acting through its Rand Merchant Bank division) (“RMB”) to issue a guarantee to Blue Label for the purchase price of the Blue Label shares to be purchased by Net1 SA (the “Guarantee”). On that date, Net1 SA also entered into a Common Terms Agreement (the “CTA”), a Senior Facility A Agreement, Senior Facility B Agreement, Senior Facility C Agreement, Subordination Agreement, Security Cession & Pledge and certain ancillary loan documents with RMB, pursuant to which, among other things, Net1 SA may borrow up to an aggregate of ZAR 1.4 billion to finance a portion of its investment in Blue Label. The amounts available under these loans and an escrow deposit of ZAR 600 million made by Net1 SA serve as security for the Guarantee. Net1 agreed to guarantee the obligations of Net1 SA to RMB and subordinate any claims it may have against Net1 SA and certain of its subsidiaries to RMB’s claims against such persons.

On November 16, 2016, Net1 SA and Blue Label entered into an Amended and Restated Subscription Agreement (the “A&R Agreement”) which, among other things, extended the subscription date to a date, to be specified by Blue Label, during the period between January 23, 2017 to February 28, 2017 (inclusive).

On November 15, 2016, RMB, Net1, Net1 SA and certain of their respective affiliates entered into a letter agreement (the “Guarantee Letter”) amending the CTA to extend the term of the Guarantee, as referenced therein, to February 28, 2017.

On November 15, 2016, RMB issued a new guarantee in favor of Blue Label for the purchase price of the Blue Label shares to be purchased by Net1 SA (the “New Guarantee”). In accordance with the terms of the Guarantee Letter, the New Guarantee will expire on February 28, 2017. Upon closing under the A&R Agreement, Net1 SA expects Blue Label to deliver the New Guarantee to RMB for payment of the subscription price of the Blue Label shares.

Amendments to N2 Partners and Draper Gain Stock Purchase Agreements

As previously disclosed, on October 6, 2016, Net1 entered into Stock Purchase Agreements (collectively, the “Purchase Agreements”) with N2 Partners Ltd. (the “N2 Investor”) and Draper Gain Investments Ltd. (the “DG Investor” and together with the N2 Investor, the “Investors”). Under the Purchase Agreements, each of the Investors will purchase 2,500,000 shares of the Net1’s common stock, par value $0.001 per share, at a price of $9.00 per share, for gross proceeds to Net1 of $45.0 million. On November 3, 2016, the parties amended the Purchase Agreements to extend the closing dates until December 12, 2016. The sale of the shares will be registered under the Securities Act of 1933, as amended, pursuant to Net1’s shelf registration statement on Form S-3. Each of the Investors will be contractually restricted from selling or otherwise disposing of the purchased shares for a period of six months after the date of issuance.

On November 16, 2016, the parties further amended each Purchase Agreement to have the closing date occur on the earlier of (i) a date to be specified by Net1 in writing to the respective Investor which date shall be no earlier than January 23, 2017, and no later than February 28, 2017; provided however, that such date must be at least five business days after such notice is delivered; and (ii) a date to be specified by the respective Investor in writing to Net1 which date shall be no earlier than January 23, 2017, and no later than February 28, 2017; provided however, that such date must be at least five business days after such notice is delivered.

The foregoing descriptions of the A&R Agreement, the Guarantee Letter, the Guarantee and the amendments to the Purchase Agreements, and the descriptions of the Guarantee Letter and the Guarantee contained in Item 2.03 below, do not purport to be complete and are qualified in its entirety by reference to the full text thereof, copies of which are attached hereto as Exhibits 10.45 through 10.49 and are incorporated herein by reference.

On November 16, 2016, the USD/ZAR exchange rate was $1.00/ZAR 14.2478.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Guarantee Letter and New Guarantee extend the expiration of the Common Terms Agreement and the Guarantee to February 28, 2017. The material terms of the Guarantee Letter and the New Guarantee are more fully discussed in Item 1.01 above.

Item 7.01. Regulation FD Disclosure.

On November 18, 2016, Net1 issued a press release announcing the execution of the A&R Agreement, the Guarantee Letter, the Guarantee and the amendments to the Purchase Agreements described in Items 1.01 and 2.03 above. A copy of Net1’s press release is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit
No.	Description

10.45	Amended and Restated Subscription Agreement, dated November 16, 2016, between Net1 SA and Blue Label

10.46	Amendment Letter from RMB to Net1 SA, dated November 15, 2016

10.47	Bank Guarantee issued by RMB in favor of Blue Label, dated November 15, 2016

10.48	Amendment No. 2 to Stock Purchase Agreement, dated November 16, 2016, between Net1 and N2 Partners Ltd.

10.49	Amendment No. 2 to Stock Purchase Agreement, dated November 16, 2016, between Net1 and Draper Gain Investments Ltd.

99.1	Press Release, dated November 18, 2016, issued by Net1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: November 18, 2016	By: Herman G. Kotzé
Name: Herman G. Kotzé
Title: Chief Financial Officer